Exhibit 99.1

Media Contact

Rosemary Hanratty

Public Relations

StarTek

Tel +1 720 314 1042

E-mail rosemary.hanratty@startek.com

John Harris Joins StarTek’s Board of Directors

Denver, CO—On October 4, 2010, the board of directors of StarTek (NYSE:SRT) appointed John R. Harris as a new member of the board of directors of the company. Harris will serve on the compensation and audit committees of the board.

“John’s extensive experience in the business process outsourcing industry will be an invaluable asset to the board,” said Dr. Ed Zschau, StarTek’s Chairman of the Board.  “He has been the president and CEO of five companies in the energy, technology, telecommunications and BPO industries, with an impressive record of accomplishments that will help the board guide StarTek with its global expansion initiatives.”

Harris served as president and CEO of eTelecare Global Solutions, Inc. from 2006 through its acquisition by Stream Global Services in 2009.  Headquartered in the Philippines, eTelecare provided outsourced customer care services with over 13,000 employees worldwide.  Harris started his career in the BPO industry in 1973 with Electronic Data Systems (EDS) and moved through the ranks over his 26 years with the company, serving in a variety of executive positions.

“We welcome John and look forward to working with him,” said Larry Jones, president and CEO of StarTek.  “His success growing businesses within the BPO industry and his global expertise add to the strength of our current board of directors.”

Harris holds a BBA and MBA from West Georgia University.  Harris is currently a director of Premier Global Services, BancTec and The Hackett Group.  He also served on the board at inVentiv Health.

About StarTek

StarTek, Inc. (NYSE: SRT) is a high quality business process outsourcing (BPO) company dedicated to service. For over 20 years, the company has been committed to serving the needs of its clients and their customers. StarTek helps its clients manage the customer experience across the customer life cycle, resulting in improved customer retention, increased revenue, and greater cost efficiencies. Its comprehensive suite of solutions includes sales, order management and provisioning, customer care, technical support, receivables management, and retention programs. The company also offers clients a variety of multi-channel customer interaction capabilities including voice, chat, email, IVR and back-office support. Headquartered in Denver, Colorado, StarTek has 18 delivery centers including onshore locations in North America, near shore in Costa Rica, offshore in the Philippines and virtually through its StarTek@Home workforce. For more information, visit www.StarTek.com or call +1 303 262 4500.